110 Media Group, Inc.
                         95 Broadhollow Road, Suite 101
                            Melville, New York 11747




                                                               September 1, 2005

William A. Mobley, Jr.
Chief Executive Officer
Global Portals Online, Inc.
100 West Lucerne Circle, Suite 600
Orlando, Florida 32801

Dear Mr. Mobley:

      This letter confirms your and our mutual intentions with respect to the potential transactions described herein between 110 Media Group, Inc., a Delaware corporation ("OTEN") and Global Portals Online, Inc., a Florida corporation ("Global").

      1. Proposed Transaction. OTEN would acquire all of the issued and outstanding shares of common stock of Global in exchange for a certain number of shares of common stock of OTEN, pursuant to a share exchange to be effected under the laws of the State of Florida (the "Exchange"). The number of shares of common stock of OTEN to be issued to the shareholders of Global pursuant to the Exchange would be equal to 70% of the total number of issued and outstanding shares of common stock of OTEN prior to the financing and the reverse stock split contemplated by paragraphs 1 and 3 below.

      2. Financing. At or prior to Closing, OTEN would receive at least $200,000 in cash for the sale of not more than 750,000 post-split shares of its common stock.

      3. Reverse Split. At or prior to Closing, OTEN would effect a 15 to 1 reverse stock split.

      4. Employment Agreements. At or prior to Closing, OTEN would enter into employment agreements with William A. Mobley, Jr. and Andre L. Forde.

      5. Agreement and Plan of Share Exchange. OTEN and Global would endeavor to negotiate, prepare, execute and deliver an agreement and plan of share exchange (the "Agreement and Plan of Share Exchange") and related documentation.


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      6. Closing. The closing of the transactions to be memorialized in an
Agreement and Plan of Share Exchange (the "Closing") would be held on or before September 15, 2005, subject to the fulfillment of all conditions of Closing, including without limitation the following:

      (a) the parties shall have executed and delivered an Agreement and Plan of Share Exchange and related definitive documentation containing representations, warranties, covenants, terms, and conditions customary in a transaction of this nature;

      (b) OTEN's due diligence review of Global and its business, operations and affairs shall have been completed to its satisfaction prior to its execution of definitive documentation;

      (c) Globals's due diligence review of OTEN and its business, operations and affairs shall have been completed to its satisfaction prior to its execution of definitive documentation;

      (d) the parties shall have obtained all board and shareholder approvals, and such consents and approvals of governmental authorities and other persons or entities, as are necessary to consummate the transactions contemplated hereby;

      (e) no legal proceedings shall have been instituted or threatened seeking to enjoin any of the transactions contemplated hereby;

      (f) the financing contemplated by paragraph 2 above shall have been completed;

      (g) the reverse stock split contemplated by paragraph 3 above shall have been effected;

      (h) at Closing, the total debt of OTEN shall not exceed $750,000; and

      (i) at Closing, the total debt of Global to its Affiliates shall not exceed $1,300,000.

      7. Due Diligence Review. Each party will provide the other party and its respective legal, accounting and other representatives with reasonable access to its books, records, documents, premises, personnel, agents, and representative pertaining to it and its business, operations and affairs as any of them reasonably requests in connection with the transactions contemplated hereby for purposes of conducting a due diligence review thereof.

      8. Publicity. Neither party shall make any press release or other public or trade announcement or notification regarding the contents of this letter or the transactions contemplated hereby without the prior written approval of the other party, which consent shall not be unreasonably withheld.

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      9. Expenses. Each of the parties will each bear its own expenses in connection with the transactions contemplated hereby.

      10. Standstill/Exclusivity. In consideration of the time and resources that the parties will devote to the transactions contemplated hereby, through September 15, 2005, each party and its respective affiliates, directors, officers, employees, representative and agents will not, directly or indirectly, solicit, initiate, enter into or participate in any discussions or transactions with, or encourage or provide any information to any corporation, partnership or other entity, person or group (a "person") (other than one another and the parties' respective representatives) concerning any direct or indirect sale, transfer, conveyance, exchange or other disposition of its respective shares of capital stock, business or assets, or any merger, consolidation share exchange or other extraordinary transaction to which it would be a party.

      11. Ordinary Course of Business. Through September 15, 2005, each of the parties shall conduct its respect business, operations and affairs only in the ordinary and usual course.

      12. Confidential Information. Each of the parties and their Affiliates, directors, officers, employees, representatives and agents agree as follows with respect to any Confidential Information of the other party that may be disclosed to it:

      (a) As used herein, the "Confidential Information" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licenses of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and (iv) all information concerning or elated to the transactions contemplated hereby; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public though no act or omission of the other party and
(B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to who such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from at third party, such third part was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.


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

      (b) As used herein, an "Affiliate" of a party shall mean a person who or which controls, is controlled by or is under common control with such party, and the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

      (c) Except as otherwise permitted by paragraph 12(d) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

      (d) Notwithstanding the provisions of paragraph 12(c) above, each of the parties shall be permitted to:

          (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, counsel, accountants and other agents, but only to the extend reasonably necessary in order for such party to negotiate execute and deliver definitive documents for the consummation of the transactions contemplated hereby (collectively, the "Transaction Documents") and to perform its obligations and exercise its rights and remedies under the Transaction Documents, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such persons maintains the confidentiality of any Confidential Information that is so disclosed; and

          (ii) disclose Confidential Information of the other party to the extent, but only to the extent, required by law; provided, that prior to making any disclosure pursuant to this clause (ii) the party required to make such disclosure (the "Disclosing Party") shall notify the other party (the "Affected Party") of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with applicable Law.

      (e) If negotiations concerning the transactions contemplated hereby shall cease without such transactions being consummated then, promptly after the written request of either party, the other party shall return to the requesting party all Confidential Information (including all duplicates and copies thereof) of the requesting party which is in tangible or electronic form and which is then in its possession (or in the possession of any of its officers, directors, employees, equity holders or agents).

      (f) The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this paragraph 12 are not performed by the other in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this paragraph 12 by the other and shall have the right to specifically enforce this paragraph 12 and the terms and provisions hereof against the other, in addition to any other remedy to which such aggrieved party may be entitled at law or in equity.

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      13. Miscellaneous Provisions. This letter may be signed in counterparts, each of which will constitute the same agreement, shall be governed by the laws of the State of Florida without giving effect to the principles of the conflicts of law thereof, constitutes the entire agreement of the parties with respect to the subject matter hereof, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

      14. Effect of Letter. Paragraphs 1 through 6 of this letter are not binding on, and create no rights in favor of, either OTEN or Global. Paragraphs 7 through 15 of this letter are intended to be legally binding (collectively, the "Legally Binding Provisions") on each of the parties. Except for the Legally Binding Provisions, neither party may claim any legal rights against the other by reason of its signing this letter or by taking any action in reliance on this letter, and each party fully understands that neither party shall have any legal obligations to the other, or with respect to the proposed transactions, unless and until all of the terms and conditions of the proposed transactions have been negotiated, agreed to by both parties and set forth in a definitive Agreement and Plan of Share Exchange and related documentation that has been signed and delivered by all appropriate parties. The only legal obligations that either party shall have to the other shall be those contained in the Legally Binding Provisions and in such signed and delivered definitive agreements and documents.

      15. No Broker. OTEN and Global represent and warrant to each other that neither party has dealt with any broker, finder, agent, consultant or other similar person in connection with the transactions contemplated hereby, and that no broker, finder or similar fee shall be payable to any person in connection with the transactions contemplated hereby.








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      If the foregoing sets forth our mutual understanding, please execute the enclosed copy of this letter and return it to the undersigned not later that 4:00 p.m. on September 1, 2005.

                                  Sincerely,

                                  110 Media Group, Inc.



                                  By: /s/ Darren Cioffi
                                      ----------------------------------------
                                      Darren Cioffi, Chief Financial Officer


The foregoing is accepted as of September 1, 2005:

Global Portals Online, Inc.



By:  /s/ William A. Mobley, Jr.
     -------------------------------
         William A. Mobley, Jr.
         Chief Executive Officer

















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